Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We have issued our reports dated November 14, 2005, accompanying the consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting of Navarre Corporation contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Minneapolis, Minnesota
April 11, 2006